Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

Media Contact:		Investor Contact:

Bryce Hallowell		Steve Wold
Phone:	952-351-3087	Phone:	952-351-3056
E-mail:	bryce.hallowell@atk.com	E-mail:	steve.wold@atk.com

ATK REPORTS STRONG FIRST QUARTER 2008 EARNINGS – UP 38 PERCENT TO $1.50 PER SHARE

ATK INCREASES FY08 SALES GUIDANCE TO $4.0 - $4.1 BILLION, EPS TO $6.15 - $6.25, AND ORDERS TO $6.0 BILLION

FIRST QUARTER SALES RISE 16 PERCENT TO $958 MILLION, ORDERS UP 65 PERCENT TO $1.0 BILLION

MARGINS RISE TO 10.6 PERCENT – REMAIN ON TRACK FOR FULL YEAR PERFORMANCE

FIRST QUARTER NET INCOME RISES 35 PERCENT TO $52 MILLION

Minneapolis, August 2, 2007 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the first quarter of fiscal year 2008, which ended on July 1, rose 38 percent to $1.50 versus $1.09 in the prior-year quarter.  Sales rose 16 percent to $958 million compared to $824 million in the prior-year quarter.  Organic sales in the quarter increased 15 percent from the prior-year quarter.   Orders increased 65 percent to $1.0 billion from $612 million in the previous year’s quarter.  The strong orders growth was driven by increases in NASA, advanced weapons, medium-caliber ammunition, and missile defense programs.

The company reported improved margins of 10.6 percent versus 9.6 percent in the prior-year quarter and net income of $52 million, a 35 percent increase from $39 million in the prior-year quarter.  The margin improvement was primarily due to reduced pension expenses and increased operating efficiencies, including supply chain management initiatives.

“ATK shareholders enjoyed a very strong start to fiscal year 2008 and we look forward to building on this momentum throughout the year,” said Dan Murphy, Chairman and CEO.  “We remain focused on delivering the bottom-line results our shareholders expect through sales growth, margin improvements, and capital deployment initiatives.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the first quarter, which ended on July 1, 2007.

Net Sales and Income before Interest, Income Taxes, and Minority Interest

(Dollars in Millions)

External Sales:

	Quarters Ended
	July 1, 2007	July 2, 2006	$ Change	% Change
Ammunition Systems Group	$335.5	$286.9	$48.6	16.9%
Launch Systems Group	305.1	264.6	40.5	15.3%
Mission Systems Group	317.8	272.6	45.2	16.6%
Total External Sales	$958.4	$824.1	$134.3	16.3%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

Quarters Ended

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended
	July 1, 2007	July 2, 2006	Change
Ammunition Systems Group	$28.9	$19.8	$9.1
Launch Systems Group	44.8	37.7	7.1
Mission Systems Group	33.5	27.1	6.4
Corporate	(5.7)	(5.2)	(0.5)
Total	$101.5	$79.4	$22.1

Note:  The net expense of Corporate primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters (as well as stock option expenses and elimination of intercompany profits.)

SEGMENT RESULTS

ATK operates three principal business groups: Ammunition Systems Group; Launch Systems Group; and Mission Systems Group.

AMMUNITION SYSTEMS GROUP

Sales in the Ammunition Systems Group increased by 17 percent to $336 million compared to $287 million in the prior-year quarter.  The increase reflects strong sales growth in the company’s civil ammunition business, as well as increased sales in military small and medium-caliber ammunition, partially offset by lower sales in energetics.

Earnings before interest and taxes (operating profit) rose 46 percent to $29 million from $20 million in the prior-year quarter.  The increase reflects higher sales volume, lower pension expenses, and increased operating efficiencies.  These were partially offset by the Group’s sales mix.  For the full-year, ATK continues to expect margins in the Ammunition Systems Group to be in the mid-nine percent range.

LAUNCH SYSTEMS GROUP

Sales in the Launch Systems Group rose by 15 percent to $305 million compared to $265 million in the prior year quarter.  Higher sales from NASA’s Ares I program contributed to the increase, partially offset by the expected decrease of sales on the Minuteman III program.

Operating profit rose by 19 percent to $45 million from $38 million in the prior-year quarter.  The increase reflects additional Ares I work, lower pension expenses, and the timing of program closeouts and incentives.  ATK continues to expect margins for the full year in the Launch Systems Group of approximately 14 percent.

MISSION SYSTEMS GROUP

Sales in the Mission Systems Group rose 17 percent to $318 million from $273 million in the prior-year quarter.  The increase was driven in part by higher volume in missile defense programs, increased demand for space systems content and additional aircraft intelligence, surveillance and reconnaissance work.  The Group also benefited from $10 million in new sales resulting from the recently closed acquisition of Swales Aerospace.

Operating profit increased 24 percent to $34 million from $27 million in the prior-year quarter.   The increase reflects higher sales volume, lower pension expenses, and operating efficiencies.  These were partially offset by increased investment in strategic program pursuits. ATK continues to expect full-year margins in the Mission Systems Group of approximately 10 percent.

CORPORATE AND OTHER

In the first quarter, corporate and other expenses totaled $5.7 million compared to $5.2 million in the prior-year period.

OUTLOOK

Based on the strength of sales across all three business Groups, ATK is raising full-year FY08 sales guidance from $3.85 - $3.95 billion, to a range of $4.0 - $4.1 billion.  The company is raising EPS guidance to $6.15 - $6.25 from the previous range of $5.95 - $6.15.  Orders for the year are now expected to reach $6.0 billion, up from previous guidance of more than $5.2 billion.

For the year, the company expects an average share count of approximately 35 million.  The effective tax rate for the year is expected to be approximately 36 percent while pension expenses are expected to be approximately $50 million.   ATK continues to expect full-year free-cash flow of approximately $260 million which now includes an additional $10 million of operating cash, offset by a $10 million increase in capital expenditures. Capital expenditures are now expected to be approximately $95 million (see reconciliation table for details).

Reconciliation of Non-GAAP Financial Measure

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2008
(in thousands)
Cash provided by operating activities	$355,000
Capital expenditures	95,000
Free cash flow	$260,000

ATK is a $4.0 billion advanced weapon and space systems company employing approximately 16,500 people in 21 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; changes in governmental spending, budgetary policies and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED
(In thousands except per share data)	July 1, 2007	July 2, 2006

Sales	$958,372	$824,079
Cost of sales	766,182	665,824
Gross profit	192,190	158,255
Operating expenses:
Research and development	12,683	11,657
Selling	29,930	27,083
General and administrative	48,073	40,137
Total operating expenses	90,686	78,877
Income before interest, income taxes, and minority interest	101,504	79,378
Interest expense	(19,297)	(16,835)
Interest income	284	203
Income before income taxes and minority interest	82,491	62,746
Income tax provision	29,913	23,800
Income before minority interest	52,578	38,946
Minority interest, net of income taxes	174	73
Net income	$52,404	$38,873

Earnings per common share:
Basic	$1.58	$1.10
Diluted	1.50	1.09

Average number of common shares	33,255	35,327
Average number of common and dilutive shares	34,852	35,771

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	July 1, 2007	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$19,359	$16,093
Net receivables	848,942	733,304
Net inventories	183,269	170,602
Deferred income tax assets	69,810	75,333
Other current assets	34,860	33,686
Total current assets	1,156,240	1,029,018
Net property, plant, and equipment	458,705	454,748
Goodwill	1,236,211	1,163,186
Prepaid and intangible pension assets	58,027	27,998
Deferred charges and other non-current assets	198,389	199,732
Total assets	$3,107,572	$2,874,682
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$22,196
Accounts payable	164,731	$153,572
Contract advances and allowances	72,341	80,904
Accrued compensation	97,502	123,696
Accrued income taxes	6,554	11,791
Other accrued liabilities	161,176	133,309
Total current liabilities	524,500	503,272
Long-term debt	1,555,000	1,455,000
Deferred income tax liabilities	49,049	22,278
Postretirement and postemployment benefits liabilities	156,505	163,709
Accrued pension liability	62,518	89,383
Other long-term liabilities	101,512	83,159
Total liabilities	2,449,084	2,316,801
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 33,591,122 shares at July 1, 2007 and 33,075,268 at March 31, 2007	337	331
Additional paid-in-capital	446,452	477,554
Retained earnings	1,145,979	1,112,649
Accumulated other comprehensive loss	(370,868)	(424,075)
Common stock in treasury, at cost, 7,963,939 shares held at July 1, 2007 and 8,479,793 at March 31, 2007	(563,412)	(608,578)
Total stockholders’ equity	658,488	557,881
Total liabilities and stockholders’ equity	$3,107,572	$2,874,682

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	QUARTERS ENDED
(In thousands)	July 1, 2007	July 2, 2006
Operating activities
Net income	$52,404	$38,873
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	17,693	17,231
Amortization of intangible assets	1,300	2,043
Amortization of deferred financing costs	1,258	810
Deferred income taxes	(761)	271
Loss (gain) on disposal of property	130	(72)
Minority interest, net of income taxes	174	73
Share-based plans expense	6,260	9,137
Excess tax benefits from share-based plans	(7,057)	(1,385)
Changes in assets and liabilities:
Net receivables	(77,152)	(50,832)
Net inventories	(11,255)	(20,104)
Accounts payable	8,733	(12,538)
Contract advances and allowances	(8,563)	(4,806)
Accrued compensation	(49,690)	(27,923)
Accrued income taxes	26,367	19,288
Pension and other postretirement benefits	8,403	12,506
Other assets and liabilities	14,614	15,889
Cash used for operating activities	(17,142)	(1,539)
Investing activities
Capital expenditures	(17,071)	(18,760)
Acquisition of business	(101,195)	—
Proceeds from the disposition of property, plant, and equipment	195	370
Cash used for investing activities	(118,071)	(18,390)
Financing activities
Change in cash overdrafts	22,196	(50,117)
Net borrowings on line of credit	100,000	75,000
Payments made on bank debt	—	(6,750)
Payments made to extinguish debt	—	(2,596)
Payments made for debt issue costs	(94)	(185)
Net purchase of treasury shares	—	(6,147)
Proceeds from employee stock compensation plans	9,320	11,792
Excess tax benefits from share-based plans	7,057	1,385
Cash provided by financing activities	138,479	22,382
Increase in cash and cash equivalents	3,266	2,453
Cash and cash equivalents - beginning of period	16,093	9,090
Cash and cash equivalents - end of period	$19,359	$11,543